1996

          RESULTS

          COMPENSATION

          PROGRAM









          BLACK HILLS POWER AND LIGHT COMPANY

          WYODAK RESOURCES DEVELOPMENT CORP.

          WESTERN PRODUCTION COMPANY


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                           RESULTS COMPENSATION PROGRAM


       In 1996, the Results Compensation program initiated in 1994 is being continued. This program has significantly enhanced the Corporation's compensation philosophy and practice.

       The Results Compensation program is designed to recognize and reward the contribution that group performance makes to corporate success when budgeted goals are met. Results Compensation can pay financial rewards up to 8 percent of your earnings.


       GROUP PERFORMANCE

       There are several elements that go into determining the success of the Corporation. Some of these elements include: the contributions employees make to achieve goals; both on an individual basis and as part of a work unit, in addition to the market, general economic conditions, quality of management, strategic plans, and regulatory agencies.

       In general, the current merit/base pay system provides individual pay opportunities that are competitive in our respective industry and geographic location coupled with each company's ability to pay. The emphasis of the Results Compensation program is an added incentive to reward group or business unit performance.


       RESULTS COMPENSATION PROGRAM OBJECTIVES

       The Results Compensation program is designed to meet the following objectives:

          * Enhance and broaden the current compensation philosophy and pay practice.

          * Share the results of the Corporation and the business unit with the people who contribute to that success.

          * Motivate work performance and behavior that supports the Corporate and business unit financial goals.

          *   Increase the employee's understanding of the business.
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       RESULTS COMPENSATION GUIDELINES


          * The program encompasses a one-year period; January 1, 1996, through December 31, 1996. Results Compensation awards, if earned and approved, will be paid out in the first quarter of the following year.

          * Regular full-time and regular part-time employees are eligible to participate in this program.

          * An individual employee's Results Compensation award, if any, will be paid on gross pay as it appears on the employee's W-2 form. This includes regular, overtime, paid time off and other forms of premium pay.

          * An employee who transfers between one of the participating companies (BHP, WRDC, WPC, or BHC) during the program year will have the Results Compensation award, if approved, based upon where the greatest amount of time worked occurred.

          * The local union IBEW, 1250, elected not to participate in the 1996 Results Compensation program.

          * Since the bargaining unit does not participate, an employee who transfers to or from a bargaining unit position will receive a pro-rated Results Compensation award, if approved, relative to the amount of time worked in the non-bargaining unit position and gross pay earned in the non-bargaining unit position while qualified under the program.

          * The maximum Results Compensation bonus and award an employee may receive is 8 percent.

          * In determining the bonus percentage to be paid, calculations will be rounded to two decimal places (e.g., 1.43%) not rounded to the nearest whole percentage amount.

          * Any participating employee whose employment relationship with the Corporation is terminated voluntarily or involuntarily prior to the end of the program year will not be eligible for any Results Compensation award. Exceptions would be death, permanent disability or retirement.
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       DETERMINING RESULTS COMPENSATION AWARDS


       The Results Compensation program has two key financial goals. The financial goals consist of a business unit goal and a corporate goal. Whether a program award is paid and how much any award will be depends on how well and to what degree the goals were obtained as evaluated by the Board of Directors.

          GOAL 1. FINANCIAL PERFORMANCE OF THE INDIVIDUAL BUSINESS UNIT (BHP,
                 WRDC, WPC) BASED ON OPERATING INCOME.

          Operating income is all business unit revenue, less operating expense, before corporate income taxes and interest charges. This measures the financial results of operations.

          Participants may receive up to four percent of their total Results Compensation award from this goal; specifics are attached.

          GOAL 2. CORPORATE CONSOLIDATED EARNINGS PER SHARE (EPS) GOAL.

          Earnings Per Share are equal to the total consolidated profit divided by the number of shares of Black Hills Corporation common stock owned by shareholders.

          Participants may receive up to four percent of their total Results Compensation award from the goal. Since this is a consolidated Corporate goal, all employees in the different business units will have the same goal. The specific target goal for 1996 is $1.83 as shown in the attached.

          In 1994, the EPS base was established at $1.66. That base was increased by 5% in 1995 to last year's target of $1.743 EPS. Consistent with that goal, the EPS target for 1996 has again been increased by 5% to the new target goal of $1.83 for 1996.
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       BOARD OF DIRECTORS RETAIN DISCRETION


       This program is not at any time a contract of employment. The Company reserves the right to change this program whenever and in any manner it deems appropriate. Irrespective of changes in the program, no rights are vested. All awards are earned only when and if finally approved by the Board of Directors notwithstanding anything contained in the program that may be construed to be to the contrary.

       The Board of Directors, in its sole and absolute discretion, may decline to approve any award, though the participant may have achieved or exceeded threshold and target levels of performance. Setting a threshold or target of performance for any participants does not constitute a promise to pay an award even if the participant meets the threshold or target of performance. In determining whether to make an award and the amount of the award, the Board of Directors may consider criteria other than or in addition to the threshold and target performance determined under this program. Nothing in this program is a promise by the Corporation to continue to employ any participant for any period of time.